UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WIRELESS TELECOM GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	July 24, 2023

Wireless Telecom Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-11916	22-2582295
(Commission File Number)	(IRS Employer Identification No.)

25 Eastmans Road Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 386-9696

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	WTT	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed and reported in the Current Report on Form 8-K filed on May 25, 2023, by Wireless Telecom Group, Inc., a New Jersey corporation (the “Company” or “WTT”), with the U.S. Securities and Exchange Commission (the “SEC”), on May 24, 2023, WTT entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Maury Microwave, Inc., a Delaware corporation (“Maury”), and Troy Merger Sub, Inc., a New Jersey corporation wholly owned by Maury (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into WTT (the “Merger” and, collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”), with WTT continuing as the surviving corporation and a wholly-owned subsidiary of Maury.

On June 16, 2023, WTT filed with the SEC a preliminary proxy statement in connection with the Transactions, and on June 28, 2023, WTT filed with the SEC a definitive proxy statement in connection with the Transactions (the “Definitive Proxy Statement”), which was mailed to WTT shareholders of record on or about June 28, 2023.

Two shareholders of WTT have filed lawsuits in connection with the Transactions (each, a “Complaint”, and collectively, the “Complaints”). Both Complaints were filed in the United States District Court for the Southern District of New York, and are captioned: Eric Sabatini v. Wireless Telecom Group, Inc., C. Scott Gibson, Alan L. Bazaar, Jennifer Fritzsche, Michael H. Millegan, Allan D. Weinstein, and Timothy Whelan, No. 1:23-cv-05974-LAK-SDA; and Patrick Plumley v. Wireless Telecom Group, Inc., C. Scott Gibson, Alan L. Bazaar, Jennifer Fritzsche, Michael H. Millegan, Allan D. Weinstein, and Timothy Whelan, No. 1:23-cv-06029-LAK-SDA. Both Complaints name the Company and all of its directors as defendants.

The Complaints generally allege that the Definitive Proxy Statement fails to disclose material information and that, as a result, the Definitive Proxy Statement is materially misleading in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and SEC Rule 14a-9. The Complaints purport to seek, among other things, to enjoin the Company from consummating the Merger or, in the alternative, rescission of the Merger or damages. The Complaints also seek plaintiffs’ attorneys’ and other fees and the costs of the action. Additional lawsuits similar to the Complaints may be filed. Further, attorneys representing purported shareholders of the Company have sent letters to the Company asserting similar allegations and demanding that the Company make supplemental disclosures.

WTT denies that the Complaints have merit, and denies that any supplemental disclosure is required under applicable law. However, to avoid the expense of litigation and risk that the Complaints delay or otherwise adversely affect the consummation of the Transactions, and without admitting any liability or wrongdoing, WTT is making certain supplemental disclosures as set forth below.

Supplemental Disclosures

The additional disclosures herein supplement the disclosures contained in, and should be read in conjunction with, the Definitive Proxy Statement, which should be read in its entirety. To the extent that information in this supplemental disclosure differs from, or updates information contained in, the Definitive Proxy Statement, the information in this supplemental disclosure shall supersede or supplement the information in the Definitive Proxy Statement. Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement.

The text on page 6 of the Definitive Proxy Statement under the section entitled “Summary—Interests of WTT Directors and Executive Officers in the Merger” is hereby supplemented to add the following text immediately following the fourth bullet point:

; and

●	The possibility of continued employment by certain of our executive officers with Maury post-closing.

The text on page 6 of the Definitive Proxy Statement under the section entitled “Summary—Interests of WTT Directors and Executive Officers in the Merger” is hereby supplemented to add the following text immediately following the first sentence of the paragraph below newly added bullet point 5:

The letter of intent, dated February 2, 2023, between Maury and WTT indicated that Maury was specifically interested in retaining Messrs. Monopoli and Kandell post-closing, and establishing a competitive combination of salary and annual performance-based cash bonus plans for key members of management, the structure of which was to be influenced by WTT’s then-existing compensation plans. Additionally, prior to the signing of the merger agreement, Maury raised the possibility of having a discussion with Messrs. Monopoli and Kandell concerning potential employment terms. However, no such discussions occurred.

The text on page 6 of the Definitive Proxy Statement under the section entitled “Summary—Interests of WTT Directors and Executive Officers in the Merger” is hereby amended by revising the last sentence of such section by striking the first word of the sentence and replacing it with the following text:

Therefore, as

The second paragraph on page 32 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)-Background of the Merger” is hereby supplemented by adding the below language immediately following the third sentence of the paragraph:

The non-disclosure agreement included a customary standstill provision restricting the counterparty from taking certain actions with respect to the Company and its securities and a “don’t ask, don’t waive” (“DADW”) provision, which generally prohibits a buyer from asking the seller to waive the standstill provision. Both provisions lapse if (a) the Company enters into a definitive agreement for a transaction that, if consummated, would result in a person beneficially owning more than 50% of the Company’s equity securities or all or substantially all of the Company’s assets (each, a “Control Stake”), or (b) any person or persons acting in concert shall have commenced a tender offer for a Control Stake, and within ten business days thereafter, WTT’s board has not publicly taken a position recommending against such tender offer.

The third paragraph on page 32 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)-Background of the Merger” is hereby supplemented by deleting the period following the second sentence of the paragraph and adding the below language in its place:

, which included the customary standstill and DADW provisions discussed above.

The first paragraph on page 33 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)-Background of the Merger” is hereby supplemented to add the following language immediately following the first comma of the third sentence of the paragraph:

which included the customary standstill and DADW provisions discussed above,

The first paragraph on page 38 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)-Reasons for the Merger” is hereby amended and supplemented by amending and restating the paragraph, in its entirety, as follows:

In evaluating the merger agreement and the merger, the WTT board consulted with WTT’s senior management and its outside legal and financial advisors. The WTT board considered and understood that Maury had expressed specific interest in its letter of intent in offering employment on competitive terms to Messrs. Kandell and Monopoli following consummation of the merger but no negotiations on terms had occurred prior to signing of the merger agreement, and neither officer was expected to own a material amount of the surviving company’s equity securities. Thus the proposed merger transaction should not be subject to Rule 13e-3 of the Exchange Act. In reaching its determination to recommend that WTT shareholders approve the merger agreement, the WTT board relied upon and considered numerous factors, including the material factors set forth below (the order in which the following factors appear does not reflect any relative significance):

The first paragraph on page 46 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)-Opinion of WTT’s Financial Advisor-Cyndx Advisors, LLC d/b/a CDX Advisors-Financial Analysis-Discounted Cash Flow Analysis” is hereby supplemented by adding the following language immediately following the first sentence of the paragraph:

Based on the definition above and the projections and Forecasts provided by Management of WTT, CDX calculated WTT’s standalone unlevered, after-tax free cash flows to be $0.5 million, $0.6 million, and $0.3 million for calendar years 2023, 2024 and 2025 respectively.

The second paragraph on page 46 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)-Opinion of WTT’s Financial Advisor-Cyndx Advisors, LLC d/b/a CDX Advisors-Financial Analysis-Discounted Cash Flow Analysis” is hereby supplemented by adding the following language immediately following the second sentence of the paragraph:

The terminal multiple methodology analysis calculated by applying the 8.0x to 12.0x terminal multiple range resulted in an undiscounted terminal value range of approximately $17.8 million to $26.7 million, respectively.

The second paragraph on page 46 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)-Opinion of WTT’s Financial Advisor-Cyndx Advisors, LLC d/b/a CDX Advisors-Financial Analysis-Discounted Cash Flow Analysis” is further supplemented by adding the following language at the end of the paragraph:

CDX derived the range of discount rates by applying its professional judgement and experience to the capital asset pricing model, which requires certain company and market-specific inputs, including (i) an assumed 3.7% risk-free rate based on the 10-year U.S. Treasury bond yield; (ii) an assumed 0.94 unlevered company beta based on available industry data; (iii) a 25% target debt-to-equity ratio based on selected peer companies; (iv) a 21% marginal cash tax rate; (v) an assumed 7.5% market equity risk premium; (vi) an estimated 14.5% pre-tax cost of debt; (vii) an implied 1.9% small company premium based on market returns of selected indices; and (viii) an implied 2.0% illiquidity premium representing the estimated cost associated with stocks with low average daily trading volume. WTT’s estimated net cash was $19.5 million and the number of fully diluted shares as of June 30, 2023 was approximately 22.4 million.

The table on page 48 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)-Opinion of WTT’s Financial Advisor-Cyndx Advisors, LLC d/b/a CDX Advisors-Financial Analysis-Selected Public Trading Valuation Analysis” is hereby supplemented to add a column for enterprise value, 2023E revenue and 2023E EBITDA as follows:

Selected Comparable Companies

	Enterprise Value	2023E Revenue	2023E EBITDA	Enterprise Value / 2023E	Enterprise Value / 2023E
Comparable Company	($ in millions)	($ in millions)	($ in millions)	Revenue	EBITDA
Airgain, Inc.	$50	$74	$2	0.7x	24.8x
AmpliTech Group, Inc.	$14	$20	$2	0.7x	7.0x
Anritsu Corporation	$949	$861	$169	1.1x	5.6x
Aviat Networks, Inc.	$333	$346	$46	1.0x	7.2x
BK Technologies Corporation	$51	$63	$2	0.8x	26.3x
CalAmp Corp.	$283	$295	$17	1.0x	16.4x
Cambium Networks Corporation	$414	$338	$51	1.2x	8.2x
Casa Systems, Inc.	$217	$318	$13	0.7x	16.4x
CPS Technologies Corporation	$39	N/A	N/A	N/A	N/A
Crexendo, Inc.	$44	$48	$3	0.9x	13.8x
DZS Inc.	$229	$435	$29	0.5x	8.0x
Inseego Corp.	$272	$213	$13	1.3x	21.7x
Micropac Industries, Inc.	$34	N/A	N/A	N/A	N/A
One Stop Systems, Inc.	$42	$71	$5	0.6x	8.5x
PCTEL, Inc.	$62	$100	$10	0.6x	6.1x
PowerFleet, Inc.	$120	$146	$15	0.8x	7.8x
Profire Energy, Inc.	$58	$54	$8	1.1x	7.6x
RF Industries, Ltd.	$70	$87	$6	0.8x	11.4x

The table on page 49 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)-Opinion of WTT’s Financial Advisor-Cyndx Advisors, LLC d/b/a CDX Advisors-Selected Precedent Transaction Valuation Analysis” is hereby supplemented to add a column for transaction closing dates and a column for LTM EBITDA as follows:

Announcement Date	Closing Date	Acquirer / Target	Enterprise Value ($ in millions)	LTM EBITDA ($ in millions)	Enterprise Value / LTM EBITDA
10/26/2022	10/28/2022	Teledyne Technologies / ETM Electromatic	$87.7	N/A	N/A
10/6/2022	10/6/2022	Halma / WEETECH	$62.3	$5.0	12.6x
4/26/2022	7/8/2022	Thales Defense & Security / Advanced Acoustic Concepts	$109.8	N/A	N/A
4/18/2022	6/27/2022	TTM Technologies Inc. / Telephonics Corporation	$298.3	$19.9	15.0x
2/21/2022	2/21/2022	Halma (Ocean Insight) / International Light Technologies	$26.6	$2.7	9.9x
10/28/2021	10/19/2021	National Instruments / NH Research	$206.0	N/A	N/A
10/8/2021	1/31/2022	Afinum Management / GS Swiss PCB AG	$113.2	$11.0	10.3x
8/24/2021	11/1/2021	Nordson Corporation / NDC Technologies	$180.0	$15.0	12.0x
8/12/2021	10/4/2021	Creation Technologies International Inc. / IEC Electronics Corp.	$166.8	$8.0	20.8x
7/13/2021	8/31/2021	Latecoere / Technical Airborne Components Industries	$30.0	N/A	N/A
6/25/2021	11/17/2021	Infestos Sustainability / Neways Electronics International	$212.0	$18.8	11.3x
6/22/2021	6/2/2021	Advanced Energy Industries / TEGAM	$18.0	N/A	N/A
5/4/2021	5/4/2021	AMETEK / Nearfield Systems Inc.	$230.0	N/A	N/A
2/18/2021	2/22/2021	Keysight Technologies / Sanjole Corp	$113.0	N/A	N/A
1/8/2021	1/1/2021	Badger Meter / Analytical Technology	$47.5	N/A	N/A
7/16/2020	7/15/2020	Standex International Corporation / Renco Electronics	$30.4	N/A	N/A

The last paragraph on page 59 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)-Recommendation of the WTT Board of Directors and Reasons for the Merger-Arrangements with Maury” is hereby supplemented to add the following text immediately following the first sentence of the paragraph:

The letter of intent, dated February 2, 2023, between Maury and WTT indicated that Maury was interested in retaining Messrs. Monopoli and Kandell post-closing, and establishing a competitive combination of salary and annual performance based cash bonus plans for key members of management, the structure of which was to be influenced by WTT’s then existing compensation plans. Additionally, prior to the signing of the merger agreement, Maury raised the possibility of having a discussion with Messrs. Monopoli and Kandell concerning potential employment terms. However, no such discussions occurred.

The last paragraph on page 59 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)-Recommendation of the WTT Board of Directors and Reasons for the Merger—Arrangements with Maury” is hereby supplemented and amended by revising the last sentence of such paragraph by striking the first word of the sentence and replacing it as shown below:

Therefore, as

FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions or the negative thereof. All forward-looking statements included in this communication based upon information available to us as of the filing date of this communication, and, except to the extent required by applicable law, we undertake no obligation to update any of these forward-looking statements for any reason. You should not place undue reliance on forward-looking statements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in WTT annual report on Form 10-K for the year ended December 31, 2022, under the heading “Risk Factors,” as updated from time to time by WTT quarterly reports on Form 10-Q and other documents of WTT on file with the SEC or in this communication filed with the SEC by WTT, and the following factors:

●	risks related to the consummation of the merger, including the risks that (1) the merger may not be consummated within the anticipated time period, or at all, (2) WTT may fail to obtain shareholder approval of the merger agreement, and (3) other conditions to the consummation of the merger under the merger agreement may not be satisfied;

●	the effects that any termination of the merger agreement may have on WTT or Maury or their respective businesses, including the risks that WTT’s stock price may decline significantly if the merger is not completed;

●	the effects that the announcement or pendency of the merger may have on WTT or Maury and their respective businesses, including the risks that as a result (1) WTT’s business, operating results or stock price may suffer, (2) WTT’s current plans and operations may be disrupted, (3) WTT’s ability to retain or recruit key employees may be adversely affected, (4) WTT’s business relationships (including customers and suppliers) may be adversely affected, or (5) WTT’s management’s or employees’ attention may be diverted from other important matters;

●	the effect of limitations that the merger agreement places on WTT’s ability to operate its business, return capital to shareholders or engage in alternative transactions;

●	the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against WTT and others;

●	the risk that the merger and related transactions may involve unexpected costs, liabilities or delays; and

●	other economic, business, competitive, legal, regulatory, and/or tax factors.

Consequently, all of the forward-looking statements we make in this communication are qualified by the information contained or incorporated by reference herein, including, but not limited to, (1) the information contained under this heading and (2) the information contained under the heading “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filing on Form 10-K and subsequent periodic and interim report filings. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed Transactions. In connection with the proposed Transactions, WTT has filed with the SEC and furnished to its shareholders a definitive proxy statement on Schedule 14A, as well as other relevant documents concerning the proposed Transactions. Promptly after filing its definitive proxy statement with the SEC, WTT mailed the definitive proxy statement and a proxy card to each shareholder of WTT entitled to vote at the special meeting relating to the proposed Transactions. The proxy statement contains important information about the proposed transaction and related matters.

WTT SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTIONS THAT WTT WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE PARTIES TO THE PROPOSED TRANSACTIONS.

WTT filings referred to above are also available on our Internet website, https://www.wirelesstelecomgroup.com, under “Investor Relations,” without charge. Information contained on our Internet website does not constitute a part of this proxy statement. In addition, you may obtain a copy of the reports, without charge, upon written request to: Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, NJ 07054, Attention: Secretary. Each such request must set forth a good faith representation that, as of the close of business on the record date, the person making the request was a beneficial owner of WTT common stock entitled to vote at the Special Meeting. In order to ensure timely delivery of such documents before the Special Meeting, any such request should be made promptly to WTT. A copy of any exhibit to a filing may be obtained upon request by a shareholder (for a fee limited to WTT’s reasonable expenses in furnishing the exhibit) to Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, NJ 07054, Attention: Secretary.

Participants in Solicitation

WTT and its directors, executive officers and certain employees, may be deemed, under the SEC rules, to be participants in the solicitation of proxies in respect of the proposed Merger. Information regarding WTT’s directors and executive officers is available in WTT’s definitive proxy statement on Schedule 14A filed with the SEC on May 1, 2023, and its definitive proxy statement filed with the SEC on June 28, 2023, in connection with the proposed Merger. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS TELECOM GROUP, INC.

Date: July 24, 2023	By:	/s/ Michael Kandell
Michael Kandell
Chief Financial Officer